Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is made and entered into as of January 30, 2017, by and among Stanley Furniture Company, Inc., a Delaware corporation (the “Company”), and the other entities and natural persons party hereto (collectively, the “Hale Group,” and individually a “member” of the Hale Group).

WHEREAS, the Hale Group beneficially owns shares of Common Stock of the Company (the “Common Stock”) totaling, in the aggregate, 1,504,255 shares, or approximately 10.2% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, members of the Hale Group have (i) submitted a nomination letter to the Company dated November 18, 2016 (the “Nomination Letter”) nominating director candidates to be elected to the Company’s board of directors (the “Board”) at the 2017 Annual Meeting of Stockholders of the Company (the “2017 Annual Meeting”); and

WHEREAS, the Company and members of the Hale Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans and have decided to enter into this Agreement to agree to the matters set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Board Matters; Board Appointment; 2017 Annual Meeting; Rights Agreement.

(a) Effective February 1, 2017, in accordance with the Restated Certificate of Incorporation of the Company amended as of May 6, 2005 (the “Charter”) and the Amended By-Laws of the Company dated December 11, 2015 (the “By-Laws”), the Board will increase the size of the Board from six to seven members.

(b) Effective February 1, 2017, in accordance with the Charter and By-Laws, the Board shall appoint Steven A. Hale II (“Hale”) as a member of the Board to fill the vacancy created by the newly created directorship resulting from the expansion of the Board contemplated by Section 1(a), for a term expiring at the 2017 Annual Meeting.  Hale or his replacement (per Section 1(f) below) shall (i) have all benefits, such as expense reimbursements and indemnity provisions and agreements, that are provided to the other members of the Board except that Hale shall serve without compensation, and (ii) be entitled to review all historical Board minutes, any work product of Stephens Inc., and any analysis by BDO USA, LP of the “Change in Ownership” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, dated November 20, 2016.

(c) The Board will nominate Hale for election to the Board by the stockholders of the Company at the 2017 Annual Meeting for a term expiring at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) and will nominate Jeffrey S. Gilliam (“Gilliam”) for re-election to the Board at the 2017 Annual Meeting for a term expiring at the 2020 Annual Meeting.  The Company will exercise reasonable best efforts in good faith and in any event at least the same efforts as are used with regards to other nominees for director submitted by the Board to cause Hale and Gilliam to be elected to the Board by the stockholders of the Company at the 2017 Annual Meeting.  The Company will call and hold the 2017 Annual Meeting in a timeframe and manner consistent with the 2016 Annual Meeting provided in no event shall such meeting be held after May 31, 2017 without Hale’s approval.  The Board will reduce the size of the Board from seven to six members no later than immediately following the 2017 Annual Meeting.  The Board shall nominate only Hale and Gilliam (the “2017 Nominees”) for election to the Board at the 2017 Annual Meeting.

(d) Upon execution of this Agreement, the Hale Group hereby withdraws the Nomination Letter and agrees not to (i) nominate any person for election to the Board at the 2017 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting, or (iv)  permit any of its “Affiliates” or “Associates” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended, or the rules or regulations thereunder (the “Exchange Act”)) to perform any of the items described in this Section 1(d).  The Hale Group shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(d) during the Standstill Period (as defined below).

(e) At the 2017 Annual Meeting, the members of the Hale Group agree to appear in person or by proxy and vote all shares of Common Stock beneficially owned by them in favor of the election of each of the 2017 Nominees to the Board.

(f) If at any time prior to the 2020 Annual Meeting, Hale (i) is unable to serve on the Board or (ii) resigns from the Board other than pursuant to Section 1(g) below, the Hale Group (subject to owning the aggregate number of shares of Common Stock specified in Section 1(g)) shall be permitted to recommend a substitute person for expeditious consideration and appointment by the Board as a replacement for Hale (the “Hale Replacement”) who will qualify as “independent” pursuant to the Marketplace Rules of The NASDAQ Stock Market (“NASDAQ”) and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”), provided that affiliation with the Hale Group by itself shall in no event disqualify such person from being considered “independent” for purposes of this Section 1(f), to fill the resulting vacancy, subject to the approval of the Corporate Governance and Nominating Committee after consideration in good faith and exercising its fiduciary duties, which approval shall not be unreasonably withheld or delayed.  In the event the Corporate Governance and Nominating Committee does not approve the initial Hale Replacement recommended by the Hale Group, the Hale Group will have the right to recommend additional substitute person(s), subject to the terms of Section 1(g), for consideration by the Corporate Governance and Nominating Committee and ultimate appointment by the Board as the Hale Replacement.

(g) Notwithstanding the foregoing, if at any time after the date hereof, the Hale Group, together with all Hale Affiliates (as defined below), ceases collectively to beneficially own an aggregate of at least 750,000 shares of Common Stock (as such amount shall be equitably adjusted from time to time to reflect any split, distribution or similar event occurring after the date hereof), the Hale Group shall use its reasonable best efforts to cause Hale or any Hale Replacement to promptly tender his resignation from the Board.  In furtherance of this Section 1(g), Hale or any Hale Replacement shall, prior to his appointment to the Board, execute an irrevocable resignation as director in the form attached hereto as Exhibit A and deliver it to the Company.  The Hale Group shall keep the Company regularly apprised of the number of shares of Common Stock it beneficially owns if such position differs materially from the ownership positions publicly reported on the Hale Group’s Schedule 13D and amendments thereto for more than 10 days.

(h) The Company hereby agrees that the Hale Group may acquire shares of Common Stock in addition to shares held as of December 5, 2016 without becoming an “Acquiring Person” as defined in the Rights Agreement, dated as of December 5, 2016 as amended (the “Rights Agreement”), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (as defined in the Rights Agreement), provided, that (i) such shares are acquired in compliance with the Company’s insider trading policy set forth in Section II.F.2 of the Company’s Code of Conduct and the requirements set forth under “Reports Required to Be Filed under Section 16 of the Exchange Act” in the Company’s Directors and Officers Memo on Duties and Responsibilities Under Federal Securities Laws, each as in effect as of the date hereof, after Hale becomes a director of the Company and in compliance with applicable securities laws, and (ii) such purchases do not result in the Hale Group becoming Beneficial Owner (as defined in the Rights Agreement) of more than 18.2% of the outstanding Common Stock. Each of the parties hereto hereby acknowledge and agree that the provisions of this Section 1(h) with respect to acquisition of additional shares of Common Stock constitute approval of such transactions solely for purposes of the Rights Agreement and not for any other purpose.

2.

Standstill Provisions.

(a) Each member of the Hale Group agrees that, from the date of this Agreement until the earlier of the 2017 Annual Meeting or May 31, 2017 (the “Standstill Period”), provided that the Company has not breached its obligations under this Agreement, he or it will not, and he or it will cause each of such person’s respective Affiliates or Associates (collectively and individually, the “Hale Affiliates”) not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i)    engage in any solicitation of proxies or consents or become a “participant” in a “solicitation,” as such terms are defined in Regulation 14A under the Exchange Act, of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

(ii)   seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(iii)   make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company;

(iv)   effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”), or make any public statement with respect to an Extraordinary Transaction; provided, however, that this clause shall not preclude (1) the tender by the Hale Group or a Hale Affiliate of any securities of the Company into any tender or exchange offer or vote with respect to any Extraordinary Transaction approved by the Board or (2) any member of the Hale Group, who in compliance with the provisions of this Agreement receives or has received a communication from a third party indicating an interest in an Extraordinary Transaction, from relaying such indication of interest to the special committee (the “Special Committee”) formed pursuant to the agreement made and entered into as of January 7, 2016 by and among the Company, Hale, Hale Partnership Capital Management, LLC, Hale Partnership Capital Advisors, LLC, Hale Partnership Fund, LP, MGEN II – Hale Fund, LP, Talanta Fund, L.P., Justyn R. Putnam and Gilliam (the “2016 Agreement”);

(v)   seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

(vi)  seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

(vii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;

provided, that, notwithstanding the foregoing in this clause (a), it is understood and agreed that this Agreement shall not be deemed to prohibit (x) Hale (or any successor) from engaging in any lawful act in his capacity as a director of the Company that is either expressly approved by the Board or reasonably believed by him to be consistent with, or required in order to comply with, his fiduciary duties as a director of the Company, or (y) the members of the Hale Group from proposing an Extraordinary Transaction involving members of the Hale Group to the Special Committee or making public statements, engaging in discussions with other stockholders, soliciting proxies or voting any shares or proxies with respect to any Extraordinary Transaction that (A) has been approved by the Board and has been publicly announced by the Company or (B) has been recommended to the Board by the Special Committee and the Board has decided not to consider.

(b)  Each member of the Hale Group agrees that, from the date of this Agreement until the expiration of the Standstill Period, he or it will, and he or it will cause each of such person’s respective Affiliates or Associates to, refer all communications from third parties regarding potential strategic change of control or sale of all or substantially all of the assets of the Company transactions to the Special Committee.

(c)  The Company agrees that, from the date of this Agreement until the expiration of the Standstill Period, it will not amend the By-Laws in effect as of the date hereof, the Charter in effect as of the date hereof or any other Company policy in effect as of the date hereof in a manner that would reasonably be expected to adversely affect Hale’s ability to nominate any person for election to the Board or to take any other action described in Section 2(a) of this Agreement; provided, however, the foregoing provisions of this Section 2(c) shall not restrict the Company’s ability to make any such amendment (i) relating to actions described in Section 2(a) of this Agreement by parties other than Hale Affiliates or (ii) in connection with the Company entering into an Extraordinary Transaction.

3.

Public Announcement.  Promptly after the execution of this Agreement, the Company will issue the press release in the form attached hereto as Exhibit B.  Without the prior written consent of the Company and the Hale Group, none of the Company, the members of the Hale Group or the other directors of the Company shall (a) issue a press release in connection with this Agreement or the actions contemplated hereby or (b) otherwise make any public statement, disclosure or announcement with respect to this Agreement, except as required by law (including applicable rules and regulations of NASDAQ and the SEC).

4.

Representations of the Company.  The Company represents and warrants as follows as of the date hereof:

(a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly approved by the Board.  This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree, in each case that is applicable to the Company, or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of (A) any organizational document of the Company or (B) any agreement, contract, commitment, understanding or arrangement, in each case to which the Company is a party or by which it is bound and which is material to the Company’s business or operations.

5.

Representations of the Hale Group.  Each member of the Hale Group severally, and not jointly, represents and warrants with respect to himself or itself as follows as of the date hereof:

(a) Such member has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby. Such member, if an entity, has the corporate, limited partnership or limited liability company power and authority, as applicable, to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed, and delivered by such member, constitutes a valid and binding obligation and agreement of such member and is enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors and subject to general equity principles.

(c) The execution, delivery and performance of this Agreement by such member does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member, or (ii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, (A) any organizational document, if an entity, or (B) any material agreement, contract, commitment, understanding or arrangement, in each case to which such member is a party or by which such member is bound.

(d) As of the date hereof, the members of the Hale Group, together with the Hale Affiliates, beneficially owns, directly or indirectly, an aggregate of 1,504,255 shares of Common Stock.

6.

Non-Disparagement.  Each of the Company and the members of the Hale Group covenants and agrees that, during the Standstill Period, neither it nor any of its respective subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall in any way disparage (or cause to be disparaged), attempt to discredit, make derogatory statements with respect to, or otherwise call into disrepute, the other parties to this Agreement or such other parties’ subsidiaries, affiliates, successors, assigns, officers (including any current, future or former officer of a party or a parties’ subsidiaries), directors (including any current, future or former director of a party or a parties’ subsidiaries), employees, stockholders, agents, attorneys or representatives, or any of their practices, procedures, business operations, products or services in any manner.

7.

Miscellaneous.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, (d) irrevocably waives the right to trial by jury and (e) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8.

No Waiver.  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9.

Entire Agreement.  This Agreement, together with the 2016 Agreement, which shall remain in full force and effect following the execution of this Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10.

Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received (if sent by 5:00 p.m. Eastern Time on a business day, or otherwise on the next business day) or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Stanley Furniture Company, Inc.

200 North Hamilton Street, No. 200

High Point, North Carolina 27260

Attention: Glenn Prillaman

Email: gprillaman@stanleyfurniture.com

With a copy to (which shall not constitute notice):

McGuireWoods LLP

800 E. Canal Street

Richmond, VA 23219

Attention: David W. Robertson

Email: drobertson@mcguirewoods.com

if to the Hale Group:

Hale Partnership Capital Management, LLC

6100 Fairview Road, Suite 1220

Charlotte, NC  28210

Attention:  Steve Hale

Email: steve@halepartnership.com

 With a copy to (which shall not constitute notice):

Moore and Van Allen PLLC

100 North Tryon Street

Suite 4700

Charlotte, NC  28202

Attention:  Ryan M. Smith

E-mail:  ryansmith@mvalaw.com

11.

Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

12.

Counterparts.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

13.

Successors and Assigns.  This Agreement shall not be assignable by any of the parties to this Agreement.  This Agreement, however, shall be binding on successors of the parties hereto.

14.

No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

15.

Interpretation and Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and this Agreement, as executed, shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The term “including” shall be deemed to mean “including without limitation” in all instances.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

STANLEY FURNITURE COMPANY, INC.

By:  s/Glenn Prillaman

Name: Glenn Prillaman

Title:  President and Chief Executive Officer

HALE PARTNERSHIP CAPITAL

MANAGEMENT, LLC

By:  s/Steven A. Hale II

Name: Steven A. Hale II

Title:  Manager

HALE PARTNERSHIP CAPITAL

ADVISORS, LLC

By:  s/Steven A. Hale II

Name: Steven A. Hale II

Title:  Manager

HALE PARTNERSHIP FUND, LP

By: Hale Partnership Capital Advisors, LLC, General Partner

By:   s/Steven A. Hale II

Name: Steven A. Hale II

Title:  Manager

MGEN II- HALE FUND, LP

By: Hale Partnership Capital Advisors, LLC, General Partner

By:  s/Steven A. Hale II

Name: Steven A. Hale II

Title:  Manager

CLARK-HALE FUND, LP

By: Hale Partnership Capital Advisors, LLC, General Partner

By:  s/Steven A. Hale II

Name: Steven A. Hale II

Title:  Manager

STEVEN A. HALE II

s/Steven A. Hale II

Name: Steven A. Hale II

EXHIBIT A

IRREVOCABLE RESIGNATION

[Date]

Attention: Board of Directors

Stanley Furniture Company, Inc.

200 North Hamilton Street, No. 200

High Point, North Carolina 27260

Re:           Resignation

Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(g) of the Agreement, dated as of January __, 2017 (the “Agreement”), by and among Stanley Furniture Company, Inc. and the Hale Group (as defined therein).  Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.  Effective only upon, and subject to, such time as the Hale Group, together with all of the Hale Affiliates, ceases collectively to “beneficially own” (as defined in Rule 13d-3 under the Exchange Act) an aggregate of at least 750,000 shares of Common Stock (as such amount shall be equitably adjusted from time to time to reflect any split, distribution or similar event occurring after the date hereof), I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve and all rights and obligations under the Agreement shall terminate and be of no further force and effect.

This resignation may not be withdrawn by me at any time during which the Agreement is effective.

Sincerely,

[Name]

EXHIBIT B

FORM OF PRESS RELEASE

[STANLEY FURNITURE COMPANY, INC. LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
January 30, 2017	Investor Contact: Anita W. Wimmer
(336) 884-7698

    STANLEY FURNITURE APPOINTS STEVEN A. HALE II

TO BOARD OF DIRECTORS

High Point, North Carolina, January 30, 2017/GLOBE NEWSWIRE/  – Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) (the “company”) announced today that  it has reached an agreement with Hale Partnership Fund, LP and certain affiliates (the “Hale Group”), a shareholder group that collectively owns approximately 10.2% of the company’s outstanding common stock and who had nominated two candidates for election to the company’s Board of Directors at the 2017 Annual Stockholders meeting.  Under the agreement, the company appointed Steven A. Hale II to the Board effective February 1, 2017 and the Hale Group withdrew its nominations.  Mr. Hale, as well as Jeffrey S. Gilliam, a current director of the Company whose term expires at the 2017 Annual Meeting, have been nominated by the Board for election by the stockholders at the 2017 Annual Meeting for a term that will expire at the 2020 Annual Meeting of Stockholders.

“We are pleased to have reached an agreement with the Hale Group and believe this is in the best interests of the company and its stockholders,” said Glenn Prillaman, President and Chief Executive Officer.

Mr. Hale is the founder of Hale Partnership Capital Management, LLC, an asset management firm that serves as the investment manager to certain privately held investment partnerships.  Mr. Hale has been the sole manager of Hale Partnership Capital Management, LLC since 2010.

About Stanley Furniture Company, Inc.

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the middle-to-upscale segment of the wood residential market. The Company offers a diversified product line supported by an overseas sourcing model and markets its brands through a network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer through a localized approach to ecommerce fulfillment.  The Company’s common stock is traded on the NASDAQ stock market under the symbol STLY.